Exhibit 10.2

SCHEDULE 6 (FORM OF CVR AGREEMENT)

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] [●], 2021 (this “Agreement”), is entered into by and among Wize Pharma, Inc., a Delaware corporation (the “Company,” or “Wize”), Cosmos Capital Limited (ACN 636 458 912), an Australian company (“Cosmos”), [●], Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Wize US"), OcuWize Ltd., a company incorporated under the laws of the state of Israel and a wholly owned subsidiary of Wize US (“OcuWize”), [_______], as the Holders’ Representative (as defined herein), [●], as Rights Agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).

RECITALS

WHEREAS, the Company and Cosmos have entered into a Bid Implementation Agreement, dated as of December [●], 2020 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Acquisition Agreement”), pursuant to which the Company conducted the Offer to acquire all the outstanding shares of Cosmos (the “Acquisition”);

WHEREAS, pursuant to the Acquisition Agreement, the Company and Cosmos have agreed that the Company shall enter into this Agreement and issue one non-transferrable CVR with respect to each CVR Eligible Security outstanding as of the Record Date; and

WHEREAS, each of the Company and the Wize Subsidiaries has done all things necessary to make the CVRs, when issued in accordance with the Acquisition Agreement and pursuant to this Agreement, the valid obligations of the Wize Subsidiaries, and to extent set forth herein, the Company;

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article I. DEFINITIONS

Section 1.01 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles (U.S. GAAP), as in effect on the date hereof;

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(e) all references to “including” shall be deemed to mean including without limitation;

(f) unless the context otherwise requires, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party and the consent or approval or discretion is qualified by the words “not to be unreasonably withheld”, it shall mean not to be unreasonably withheld, conditioned or delayed; and

(g) all references to an undertaking by Wize or Wize Subsidiaries to use “commercially reasonable efforts” shall be deemed to mean that Wize or Wize Subsidiaries, as applicable, shall also cause its Affiliates to do so, and it being clarified that neither the potential payment of the CVR Payment Amounts under this Agreement to CVR Holders, nor the lack of any economic interest to Wize Subsidiaries or Wize in the LO2A Transactions (other than reimbursement of the Transaction Expenses) shall be taken into account in determining the level of efforts to be exerted to take the applicable action.

Section 1.01 Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Acquisition Agreement. The following terms shall have the meanings ascribed to them as follows:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise). For the sake of clarity, the Wize Subsidiaries are deemed Affiliates of the Company.

“BBG” means Bonus BioGroup Ltd.

“BBG Exchange Agreement” means that Exchange Agreement, dated as of January 9, 2020, between BBG and the Company, as amended and supplemented from time to time, including by that Addendum to Exchange Agreement, dated as of December [ ], 2020, by and among BBG, Wize, the Wize Subsidiaries and Wize IL.

“BBG Expenses” means the sums payable to BBG under the BBG Exchange Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Common Stock” means the shares of common stock of the Company, par value $0.001 per share.

“CVR Derivative Security” means any security of the Company exercisable or convertible into Common Stock, the terms of which provide for an adjustment, in the event of any distribution like the CVR, by way of participation in such distribution, as is conclusively determined by the Board, and notified in writing to Rights Agent, at least three (3) Business Days prior to the Record Date.

“CVR Eligible Security” means, as of the Record Date, (i) each outstanding share of Common Stock and (ii) each outstanding CVR Derivative Security.

“CVR Quarter” means the period beginning on the Effective Time and ending on the end of the first calendar quarter in which the Effective Time occurs, and, thereafter, each full calendar quarter (January 1 through March 31; April 1 to June 30; July 1 to September 30; and October 1 through December 31 of each year) until the calendar quarter ending immediately after the Termination Date (e.g., if the Termination Date falls on February 1, 2023, then the last CVR Quarter shall be the one ended on March 30, 2023).

“CVRs” means contingent value rights issued by Wize pursuant to the Acquisition Agreement and this Agreement, pursuant to which the Holders are to receive contingent cash payments or other consideration pursuant to this Agreement, and each is referred to individually as a “CVR.”

“Effective Time” means the date and time on which the Closing Date (as defined in the Acquisition Agreement) occurs.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holders’ Representative” means the representative of the Holders named in the preamble, until a successor Holders’ Representative shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Holders’ Representative” shall mean such successor Holders’ Representative.

“Intellectual Property Rights” means any and all intellectual property rights, including without limitation (i) patents and patent applications, including all reissues, renewals, reexaminations, extensions, supplementary protection certificates or equivalents thereof, continuations, divisions, and continuations-in-part thereof; (ii) copyrights and all other rights corresponding thereto throughout the world; (iii) rights associated with trademarks, service marks, trade names, trade dress, domain names, logos and similar rights, and the goodwill associated therewith, whether registered or unregistered; (iv) trade secrets and know-how; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including the right to seek remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions.

“Last CVR Entitlement Date” means the last date on which an entitlement (including entitlement for any escrow, earnout or other contingent payment) arises to receive consideration under any LO2A Transaction Agreement.

“LO2A Advisor Agreements” means engagement letter agreements of either the Company, its Affiliates or the Holders’ Representative with investment bankers, legal counsel and other professional advisors that Holders’ Representative believes, in good faith, will help facilitate exploring, pursuing and/or consummating an LO2A Transaction.

“LO2A Business” means the business of monetizing any LO2A Product or use or development or other exploitation of the LO2A Technology or of any of the Company’s rights therein, directly or indirectly.

“LO2A Product” means (i) any product, that comprise, contain or incorporate, in whole or in part, LO2A Technology, (ii) the development, production and/or sale of which is based on, or involves, in whole or in part, the use of LO2A Technology, (iii) products which are produced or manufactured, in whole or in part, using a process, method or system covered by, or falling within, the LO2A Technology, or (iv) any other use, commercialization and/or exploitation of the LO2A Technology in any manner whatsoever and for any purpose or indication whatsoever with respect to all of the foregoing.

“LO2A Technology” means any invention, know-how or other Intellectual Property Rights owned by or licensed to Wize and/or any of its Affiliates prior to, on and/or after the date hereof in connection with, based on and/or as a result of the use of the formula developed by Resdevco for the treatment of dry eye syndrome, and other ophthalmological illnesses, including Conjunctivochalasis and Sjögren’s syndrome, but specifically excludes: (a) any invention, know-how or other Intellectual Property Rights owned by or licensed to Cosmos and/or any of its Affiliates prior to the date hereof, (b) any invention, know-how or other Intellectual Property Rights owned by or licensed to Cosmos and/or any of its Affiliates on or following the date hereof in connection with digital asset infrastructure or in connection with any other business that is not related to the LO2A Business, and (c) rights associated with trademarks, service marks, trade names, trade dress, domain names, logos and similar rights, and the goodwill associated therewith, whether registered or unregistered, of the name “Wize Pharma” or similar variations that do not include the LO2A Business; provided however that, in the event of an LO2A Transaction that involves the sale of any Wize Subsidiary, the LO2A Transaction Agreement may provide that the acquiror may keep using the corporate name of such subsidiaries for up to 90 days after consummation of such LO2A Transaction.

“Majority of CVR Holders” means, as of any date, written consent of the Holders holding a majority of the outstanding CVRs as of such date (or, if at the Holders’ Representative decision, a meeting of the Holders of CVRs is convened in order to obtain the approval of the Holders hereunder, the Holders of a majority of the outstanding CVRs as of such date that are present and voting, by person or proxy, at such meeting); for this purpose, CVRs beneficially owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president or chief financial officer of the applicable party in his or her capacity as such, and delivered to the Rights Agent.

“Permitted Liabilities” mean (A) costs, obligations or liabilities that would constitute Transaction Expenses, (B) obligations or liabilities (as opposed to costs) that are immaterial in nature, taking into account that the primary business of the Company following the Closing is not related to the LO2A Business, and (C) costs, obligations or liabilities that are executory in nature and are primarily related to the corporate existence of the Company or the Wize Subsidiaries or the due authorization (and required third party consents) of the action being authorized and/or representations and warranties regarding, if applicable, financial statements of the Company or the Wize Subsidiaries (subject to customary materiality qualifications) if such financial statements cover periods beyond the Effective Time.

“Permitted Transfer” means a transfer of one or more CVRs (i) upon death of a Holder by will or intestacy, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) pursuant to a court order; (such as in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; provided that as a condition to any such transfer, in each case, any such transferee shall take each such CVR subject to the terms and conditions of this Agreement and, if requested by the Company, shall sign and deliver to the Rights Agent a written instrument agreeing to be subject to and bound by the terms and conditions of this Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, trust, estate, other firm or entity or governmental body.

“Resdevco” means Resdevco Ltd.

“Resdevco Agreement” means that Exclusive Distribution and Licensing Agreement between Wize IL (including OcuWize) and Resdevco, dated as of May 1, 2015, as amended and supplemented from time to time.

“Resdevco Expenses” means the sums payable to Resdevco under the Resdevco Agreement and the sums of any reasonable out of pocket expenses associated with or arising out of performing any and all obligations arising out of the Resdevco Agreement.

“Rights Agent” means the Rights Agent named in the Preamble to this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Transaction Expenses” means the following to the extent incurred by Wize or any of the Wize Subsidiaries after the Effective Time and prior to the applicable measurement date (i.e., prior to the scheduled distribution of the CVR Payment Amount); provided that any following item is documented and without double counting: (i) the Post-Closing LO2A Investment actually incurred and paid; (ii) all taxes incurred and paid (and that are not otherwise credited or offset) by the Company or its Affiliates during the relevant period and that are a direct result from the consummation of the LO2A Transaction (such as transfer taxes, if any); (iii) all out of pocket transaction expenses (including any broker fees, accountant or attorney’s fees) incurred by the Company or any of its Affiliates as a result of an LO2A Transaction; provided such transaction expenses (or the terms of engagement therefor) were previously approved in writing by the Holders’ Representative (not to be unreasonably withheld); (iv) any costs or expenses relating to the Company’s obligations under Sections 3.03(g), 3.03(h), 5.04 and/or 5.05; (v) the Resdevco Expenses; provided that no amendment to the Resdevco Agreement was made following the Effective Time without the prior written approval of the Holders’ Representative; (vi) the BBG Expenses; provided that no amendment to the BBG Exchange Agreement was made following the Effective Time without the prior written approval of the Holders’ Representative; (vii) all reasonable attorney fees expended or incurred in connection with reviewing any actions to be taken by the Company at the request by the Holders’ Representative; (viii) all costs and expenses for the W&I Insurance or the Indemnity Escrow, if applicable; and (ix) such other liabilities, costs or expenses that the Holders’ Representative or the Majority of CVR Holders agree to be treated as Transaction Expenses. For the sake of clarity, unless otherwise expressly agreed otherwise, any costs and expenses incurred by the Company or its Affiliates in compliance with this Agreement or arising from any dispute arising therefrom shall not be considered Transaction Expenses.

“Wize IL” means Wize Pharma Ltd., an Israeli limited company and a wholly owned subsidiary of Wize.

“Wize Subsidiaries” mean Wize US, OcuWize, and, without derogating from the Company’s obligations hereunder (including Section 4.03), any other subsidiary of the Company or Wize US to the extent it holds, directly or indirectly, any equity interest in OcuWize Ltd.

Article II. CONTINGENT VALUE RIGHTS; LO2A TRANSACTION

Section 2.01 Issuance of CVRs; Appointment of Rights Agent.

(a) At the Effective Time, Wize shall issue to Holders one CVR for each CVR Eligible Security held of record by such Holder as of 4:01 p.m. Eastern Time on the day immediately before the Effective Time (the “Record Date”).

(b) Wize hereby appoints the Rights Agent in accordance with the express terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment.

(c) Distribution of any CVR Payment Amount to Holders shall be made in accordance with such Holder’s proportion of the aggregate outstanding CVRs as reflected in the CVR Register from time to time.

Section 2.02 Nontransferable.

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of any CVR or any right or interest therein, in whole or in part, in violation of this Section 2.02 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.03 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The Company shall furnish or cause to be furnished to the Rights Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), and which is reasonably satisfactory to the Rights Agent, the names, addresses and numbers of CVR Eligible Security held as of the Record Date of those Persons entitled to receive CVRs pursuant to this Agreement and the Acquisition Agreement.

(c) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed as the CVR registrar and transfer agent (“CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided. Upon any change to the identity of the Rights Agent in accordance with the terms of this Agreement, the successor Rights Agent shall automatically also become the successor CVR Registrar.

(d) Subject to the restrictions on transferability set forth herein, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and accompanied by a signature guarantee and such other documentation as the Rights Agent or CVR Registrar may reasonably request, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders or by a duly authorized attorney-in-fact, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written request and materials, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall remain the valid obligations of the Wize Subsidiaries, and to extent set forth herein, the Company, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax which shall be the sole responsibility of the transferor) to the Holder; it being clarified that the Rights Agent may charge the Company a fee therefor in accordance with this Agreement.

(e) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.04 LO2A Transaction; CVR Payment Amount.

(a) During the period commencing on the Effective Time and ending on the earlier of (i) the LO2A Termination Date (as defined below) and (ii) the second-year anniversary of the Effective Time (the “Transaction Term”), each of the Company and the Wize Subsidiaries hereby authorizes (and shall cause the Wize Subsidiaries, if any are formed and for so long as they have not countersigned this Agreement, to authorize) the Holders’ Representative, and the Holders’ Representative hereby agrees to use its good faith efforts, to pursue, explore, discuss and negotiate the terms of a transaction, or a series of transactions (whether related or not), for the monetization of the Wize Subsidiaries’ rights in the LO2A Technology, including through (i) a sale of any of the Wize Subsidiaries to a third party and/or (ii) partnering, licensing, sublicensing, distribution, reselling or sale of all or any part of the LO2A Technology or LO2A Products to a third party (each, an “LO2A Transaction”). The Holders’ Representative shall be solely authorized for all matters and actions in respect of (i) any LO2A Transaction, including identifying appropriate third parties, negotiating with such third parties and, subject to Section 2.04(b), executing and consummating any LO2A Transaction, (ii) in connection therewith, any decision to amend or modify the Resdevco Agreement and/or the BBG Exchange Agreement, so long as such amendment or modification does not impose any additional cost, obligation or liability on the Company (other than Permitted Liabilities) and, subject to Section 2.04(b), executing and consummating such amendment(s) or modification(s) (the “Resdevco/BBG Amendment”), and (iii) terminating the Resdevco Agreement, if no LO2A Transaction Agreement is entered prior to such termination decision (the date such termination becomes effective, the “LO2A Termination Date”). Without derogating from the generality of the foregoing, Wize shall (i) empower the Holders’ Representative to designate any and all members of the Board of Directors of Wize US (and, thereby, OcuWize), and (ii) empower the Holders’ Representative to manage, or designate any other person who will manage, Wize ownership rights in Wize US in view of the interests of the Holders and in accordance with this Agreement and the BBG Exchange Agreement; provided that the foregoing should not be construed as imposing any additional obligations on Wize beyond those expressly specified in the this Agreement. The Wize Subsidiaries, and to extent necessary, the Company, shall provide reasonable assistance to the Holders’ Representative in respect of any LO2A Transaction, Resdevco/BBG Amendment, and/or such termination decision, including providing the Holders’ Representative with reasonable access to the Company’s and its Affiliates’ books, records, documents, personnel and other reasonably requested information; provided that if such information is not readily in the possession of the Company or its Affiliates and would require the preparation of any information, the costs and reasonable expenses therefor would be considered Transaction Expenses if the Company so informs the Holders’ Representative in writing prior thereto.

(b) Without derogating from Section 4.04 below, each of the Wize Subsidiaries, and to extent necessary, the Company, undertakes to provide reasonable support (and shall cause the Wize Subsidiaries, including those not countersigning this Agreement, to support), the cost of which support, if (x) requires the support of any third parties or the devotion of substantial internal resources and (y) the Company so informs the Holders’ Representative in writing prior thereto, shall be considered Transaction Expenses, (i) any proposed LO2A Transaction presented by the Holders’ Representative and to approve entry into such transaction (including causing the execution of the LO2A Transaction Agreement), (ii) any LO2A Advisor Agreements presented by the Holders’ Representative (including causing the execution thereof), and (iii) any proposed Resdevco/BBG Amendment presented by the Holders’ Representative and to approve entry into such transaction (including causing the execution of any Resdevco/BBG Amendment), unless the Company shall have reasonably determined that such LO2A Transaction Agreement, LO2A Advisor Agreements or Resdevco/BBG Amendment, as the case may be, would subject the Company to (A) any additional cost or expense that would not constitute a Transaction Expense, or (B) any other liability for which Company would not be indemnified, in each case, other than Permitted Liabilities. Notwithstanding anything to the contrary herein, it is hereby agreed that unless Company consents in writing otherwise, which it may withhold in its good faith discretion, the terms for any LO2A Transaction must provide that, other than Permitted Liabilities, the Company is not liable for the breach of any representation, warranty or covenant made in connection with the LO2A Transaction, except to the extent that the liability for such breach is paid solely (i) out of an escrow established with LO2A Consideration to cover breach of representations, warranties and covenants of Company (the “Indemnity Escrow”), (ii) by representation and warranty or warranty and indemnity insurance (or a similar product) (“W&I Insurance”) purchased in connection with the LO2A Transaction with LO2A Consideration, and/or (iii) out of any earn-out, contingent payment or similar payment of the LO2A Consideration ) after Company has reimbursed itself for all Transaction Expenses.

(c)   If (i) the Wize Subsidiaries and, to extent applicable, the Company shall have complied with its obligations hereunder and (ii) the Wize Subsidiaries and, to extent applicable, the Company shall not have entered into a definitive binding agreement in respect of an LO2A Transaction (an “LO2A Transaction Agreement”) during the Transaction Term, then, any time thereafter the Board may, in its good faith discretion, elect to terminate this Agreement or, if so requested in writing by the Holders’ Representative, the parties shall terminate this Agreement (the date of such election, the “Program Termination Date”); in which case, the Company shall provide written notice of such termination to the Rights Agent and the Holders’ Representative. This Agreement and all CVRs shall terminate automatically, and without any action on the part of the Company, the Wize Subsidiaries, the Rights Agent, any Holder, the Holders’ Representative or any other Person, on the Program Termination Date.

(d) The Wize Subsidiaries, and to extent applicable, the Company shall promptly deliver (or cause its Affiliates to deliver) to the Rights Agent for the ratable benefit of the Holders, in accordance with the payment procedures set forth in Section 2.06, any consideration (whether cash, stock, assets or otherwise) that the Wize Subsidiaries, or to extent applicable, the Company (or any of its Affiliates or shareholders) received in connection with the LO2A Transaction Agreement(s) (“LO2A Consideration”) net of all Transaction Expenses not previously reimbursed to the Company or any of its Affiliates (such net consideration distributed, a “CVR Payment Amount”). If any LO2A Consideration (i) received by the Wize Subsidiaries, or to extent applicable, the Company (or any of its Affiliates or shareholders) is a combination of cash and non-cash consideration, then the Wize Subsidiaries, or to extent applicable, the Company may, at its election, set off all Transaction Expenses first against the cash portion of such LO2A Consideration before distributing any CVR Payment Amount pursuant to this Section 2.04(d), or (ii) consists of funds or other consideration that are placed in escrow or are contingent, then the LO2A Consideration (and consequently, the CVR Payment Amount) shall initially be calculated without such escrowed funds and/or contingent consideration, and once released or otherwise received by the Wize Subsidiaries or, to extent applicable, the Company (or any of its Affiliates or shareholders), it shall be calculated as part of the LO2A Consideration (and consequently, the CVR Payment Amount).

Section 2.05 Payment Procedures.

(a) Within ten (10) Business Days following receipt of any LO2A Consideration by the Wize Subsidiaries, or to the extent applicable, by Wize, Wize shall deliver to the Rights Agent (x) an Officer’s Certificate certifying the CVR Payment Amount, if any, received by the Wize Subsidiaries, or to the extent applicable, Wize (or its Affiliates), with a copy to the Holders’ Representative (the “CVR Certificate”) and (y) the CVR Payment Amount. If the CVR Payment Amount is to be paid in cash, then such amount will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent, the applicable CVR Payment Amount, if any. To the extent that any CVR Payment Amount is paid to the Rights Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holders and any delay, failure or mistake in payment by Rights Agent shall not be the liability or obligation of Wize or the Wize Subsidiaries, as applicable (it being clarified such delay, failure or mistake in payment by Rights Agent being treated, and subject to the liability limitations, set forth in Article III). If the Wize Subsidiaries, or to the extent applicable, the Company fails to timely deliver the CVR Payment Amount (as may be adjusted upwards following resolution of a disagreement underlying a Notice of Objection) due hereunder to the Rights Agent, other than due to reasons which are a ‘force majeur’ or act of God, then, without derogating from the other rights and remedies available herein, such CVR Payment Amount shall bear a default interest of 6% per annum (from the date it was due until the transfer date) and such default interest shall be added to, and become part of, the CVR Payment Amount.

(b)   On or prior to the 10th Business Day immediately following delivery of the CVR Certificate and the applicable CVR Payment Amount to the Rights Agent in accordance with Section 2.05, the Rights Agent shall (i) send each Holder a copy of such CVR Certificate to such Holder’s registered address and (ii) distribute the CVR Payment Amount, if any, to the Holders pro rata in accordance with their respective CVRs as reflected on the CVR Register, by checks (if such payment is to be made in cash) mailed to the respective addresses of such Holders as reflected in the CVR Register (the earlier of such 10th Business Day and the date on which the Rights Agent distributes the CVR Payment in accordance with this subsection(b), in each case if a CVR Payment Amount shall have been required to be delivered to the Rights Agent in accordance with Section 2.05, the “CVR Payment Date”).

(c) The Wize Subsidiaries, or to the extent applicable, Wize shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Wize or the applicable subsidiary of Wize is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holders in respect of which such deduction and withholding was made. The Wize Subsidiaries, or to the extent applicable, the Company and the Holders’ Representative may agree to defer any payment of the CVR Payment Amount as needed to secure a tax ruling or other procedure that would allow Wize to refrain from deducting or reduce the amount to be deducted, at source from the CVR Payment Amount.

(d) Any portion of a CVR Payment Amount that remains undistributed by the Rights Agent to the Holders (including by means of uncashed checks or invalid addresses on the CVR Register) twelve (12) months after the relevant CVR Payment Date shall be delivered by the Rights Agent to Wize, and any Holder shall thereafter look only to Wize for payments of such CVR Payment Amount, without interest, but such Holder shall have no greater rights against Wize than those accorded to general unsecured creditors of Wize under applicable law. Neither Wize nor the Rights Agent shall be liable to any Holder in respect of any cash delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar law. If any checks delivered pursuant to the provisions hereof shall not have been cashed prior to the date on which the cash in respect of such checks would otherwise escheat to or become the property of any governmental authority, any cash in respect of such checks shall, to the extent permitted by law, immediately prior to such time become the property of Wize. Thereafter, Wize shall be responsible for compliance with unclaimed property obligations.

Section 2.06.  Reporting.

(a) If the Company shall not have delivered a CVR Certificate pursuant to Section 2.05 in any CVR Quarter, then, no later than 15 days following the end of such CVR Quarter, the Company shall deliver to the Rights Agent, with a copy to the Holders’ Representative, an Officer Certificate indicating that no CVR Payment Amount was due in respect of such CVR Quarter (a “Non-Achievement Certificate”). The Rights Agent shall promptly (and in no event later than ten (10) Business Days after receipt thereof) send each Holder a copy of the Non-Achievement Certificate at the address reflected in the CVR Register as of the date the Rights Agent received such Non-Achievement Certificate.

(b) Upon written demand by the Majority of CVR Holders (which demand must be in writing, with a copy to the Holders’ Representative and the Rights Agent) or the Holders’ Representative within thirty (30) calendar days after either (i) distribution by the Rights Agent of a Non-Achievement Certificate or (ii) distribution by the Rights Agent of a CVR Certificate (the “Objection Period”), the Holders’ Representative shall deliver a written notice to Wize (i) specifying that the Holders’ Representative or Majority of CVR Holders objects to the determination and/or calculation of Wize set forth in the Non-Achievement Certificate or CVR Certificate, as applicable, and (ii) setting forth in reasonable detail the basis upon which the Holders’ Representative or Majority of CVR Holders have determined that a CVR Payment Amount is in fact payable for the applicable CVR Quarter or that the amount of the CVR Payment Amount should be higher, as applicable (a “Notice of Objection”). Any dispute arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 8.06, which decision shall be binding on the parties hereto and every Holder; it being clarified that the delivery of a Notice of Objection shall not relieve the Wize Subsidiaries or, to extent the applicable, the Company from payment of the CVR Payment Amount set forth in its initial CVR Certificate.

(c) If a Notice of Objection has not been delivered to Wize within the Objection Period, then the Non-Achievement Certificate or CVR Certificate, as applicable, shall not be subject to any challenge by the Holders’ Representative or any Holder, and the Rights Agent shall have no further obligations with respect to such Non-Achievement Certificate or CVR Certificate, as applicable.

(d) Wize shall promptly furnish (and in no event later than ten (10) Business Days after receipt of a written request) to the Rights Agent and the Holders’ Representative all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or the Holders’ Representative may reasonably request in connection with the determination of whether a CVR Payment Amount is due and the sum thereof, which information shall be used solely in connection with this Agreement and the transactions contemplated hereby and shall be subject to the obligations set forth in Section 8.14.

Section 2.07. No Voting, Dividends or Interest; No Equity or Ownership Interest in Wize.

(a) The CVRs shall not have any voting or dividend rights, and, except as expressly set forth otherwise herein, interest shall not accrue on any amounts payable, if any, on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in the Company. The rights of the Holders are limited to those expressly set forth in this Agreement, and Holders’ sole right to receive property hereunder is the right to receive CVR Payment Amounts, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Wize.

(c) By accepting a CVR, each Holder is deemed to acknowledge and agree to the appointment and authority of the Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. By accepting a CVR, each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holders’ Representative or the authority or power of the Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including, without limitation, the provisions related to the authority of the Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement. If a Holder brings, commences, institutes, maintains, prosecutes or voluntarily aids any such action, then such Holder shall lose all rights under this Agreement and under such Holder’s CVRs, including, without limitation, the right to receive any payments under this Agreement or in connection with any CVR.

(d) The Wize Subsidiaries and Wize may rely upon any written decision, act, consent or instruction of the Holders’ Representative as being the decision, act, consent or instruction of every Holder. The Wize Subsidiaries and Wize are hereby relieved from any liability to any Holder for any acts done by them in accordance with such written decision, act, consent or instruction of Holders’ Representative.

Section 2.08. Amendments to LO2A Transaction Agreement.

Notwithstanding anything contained herein to the contrary, neither Wize nor the Wize Subsidiaries or Affiliates thereof shall amend any LO2A Transaction Agreement, Resdevco Agreement and/or BBG Exchange Agreement, or waive any right thereunder, unless the Holders’ Representative or the Majority of CVR Holders consents in writing to each such amendment or waiver.

Section 2.09. Ability to Abandon CVRs.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Wize without consideration therefor.

ARTICLE III.
THE RIGHTS AGENT

Section 3.01. Certain Duties and Responsibilities.

(a) The Rights Agent shall be authorized and protected and shall not have any liability for, or in respect of any actions taken, suffered or omitted to be taken by it in connection with this Agreement and the exercise and performance of its duties hereunder, except to the extent such liability is a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) and subject to the limitations set forth herein, including section 3.01(b) below. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it. Notwithstanding anything in this Agreement to the contrary, except for a failure to distribute the CVR Payment Amount, if any, to the Holders pro rata in accordance with their respective CVRs as reflected on the CVR Register, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees (excluding any reimbursed costs and expenses) paid by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought.

(b) Anything to the contrary notwithstanding, in no event will the Rights Agent be (i) liable for special, punitive, or consequential loss or damages (including, without limitation, lost profits) or (ii) required to take actions that are beyond its express duties hereunder.

(c) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any CVR Holder with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

Section 3.02. Merger or Consolidation or Change of Name of Rights Agent.

(a) Any corporation or limited liability company or other entity into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other entity resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.04. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.02. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the CVR Certificates shall still have the full force provided in the CVR Certificates and in this Agreement.

(b) In case at any time the name of the Rights Agent shall be changed and at such time any of the CVR Certificates shall have not been delivered, such CVR Certificates shall still have the full force provided in the CVR Certificates and in this Agreement.

Section 3.03. Certain Rights of Rights Agent.

(a) the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Rights Agent;

(b) the Rights Agent may rely and shall be authorized and protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, power of attorney, endorsement, affidavit, letter or other paper or document believed by it to be genuine and to have been signed or presented by an officer of the proper party or parties or upon any written instructions or statements from the Company, the Wize Subsidiaries or the Holders’ Representative (the authorized representatives thereof are all listed in Schedule 3) with respect to any matter relating to its role as Rights Agent hereunder. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but as to which no notice was provided, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice;

(c) whenever the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate from the Company with respect to such fact or matter; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from the Company. In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company, with a concurrent copy to the Holders’ Representative, that eliminates such ambiguity or uncertainty to the satisfaction of the Rights Agent;

(d) the Rights Agent may engage and consult with counsel (who may be legal counsel of the Company or an employee or legal counsel of the Rights Agent) and the Rights Agent may rely on the advice of such counsel or any opinion of counsel in respect of any action taken, suffered or omitted to be taken by it hereunder in reliance thereon in the absence of willful misconduct, bad faith or gross negligence on the part of the Rights Agent (as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(e) the permissive rights of the Rights Agent to perform actions enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise;

(g) Wize agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit, settlement, cost or expense (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel) incurred, absent willful misconduct, bad faith or gross negligence on the part of the Rights Agent (the occurrence of each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance and administration of this Agreement, or the exercise or performance of its duties hereunder, including, without limitation, the reasonable out of pocket costs and expenses of defending against any claim of liability hereunder and in enforcing this right of indemnification;

(h) Wize agrees to pay to, and shall be liable for, the Rights Agent fees and expenses in connection with this Agreement (“Rights Agent Fees and Expenses”), as set forth on Schedule 1 hereto, and further including reimbursement of the Rights Agent for all taxes and charges, reasonable out-of-pocket expenses and other charges of any kind and nature, including reasonable fees and expenses of the Rights Agent’s counsel and agent, (other than taxes measured by the Rights Agent’s net income), paid or incurred by the Rights Agent in connection with the preparation, negotiation, delivery, amendment, administration and execution by the Rights Agent of this Agreement and its duties hereunder;

(i) the Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company or Holders’ Representative only, as applicable;

(j) the Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof; nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy conditions contained in this Agreement;

(k) the Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of its duties under this Agreement;

(l) the Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the LO2A Transaction Agreement or any other agreement between or among any of the Company, the Holders’ Representative or any other parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

(m) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to the Holders, the Holders’ Representative or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction) and, in the event of arbitration or litigation in connection with the matters contemplated herein, the Rights Agent may, but shall not be obligated to, engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(n) nothing herein shall preclude the Rights Agent or any of its Affiliates from acting in any other capacity for the Company or for any other Person; and

(o) the provisions of 0 and this  0 shall survive the expiration of the CVRs, the termination of this Agreement, the payment of any distributions made pursuant to this Agreement, and the resignation, replacement or removal of the Rights Agent hereunder.

Section 3.04. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent and any successor Rights Agent may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company and the Holders’ Representative, specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days before the date so specified. The Company may remove the Rights Agent or any successor Rights Agent at any time by giving written notice thereof to the Rights Agent and the Holders’ Representative specifying a date when such removal shall take effect, which notice shall be sent at least thirty (30) days before the date so specified. In the event any transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice hereunder.

(b) If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Holders’ Representative may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a Person organized and doing business under the laws of the United States or of any state of the United States that is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and that has, along with its Affiliates, at the time of its appointment as Rights Agent a combined capital and surplus that is similar or higher than the combined capital and surplus of the initial Rights Agent, or (b) an Affiliate of such Person. No Rights Agent may be an Affiliate of the Company. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose; provided, that, the predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent.

(c) The Company shall give prompt notice to the Holders’ Representative of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent. Such notice shall include the name and address of the successor Rights Agent. If the Company fails to send such notice within three (3) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of the Company.

Section 3.05. Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company, the Holders’ Representative and the retiring Rights Agent (i) an instrument accepting such appointment and (ii) a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of the Company, the Holders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent and shall cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE IV.
CERTAIN COVENANTS

Section 4.01. List of Holders.

Wize shall furnish or cause to be furnished to the Rights Agent (with a copy to the Holders’ Representative) (i) with respect to holders of shares of Common Stock, in such form as Wize receives from its transfer agent (or other agent performing similar services for Wize), and (ii) with respect to holders of shares of Common Stock, in such form as Wize receives from its transfer agent (or the names, addresses and holdings of the Company’s holders of Common Stock as of the Record Date, within ten (10) Business Days after the Effective Time.

Section 4.02. Performance of Agreements.

Unless this Agreement and the CVRs shall have been terminated as provided herein, from and after the date hereof, the Wize Subsidiaries, or, solely to the extent applicable, Wize will use commercially reasonable efforts to perform all of its obligations under all LO2A Transaction Agreements, if any. The parties hereto acknowledge that pursuant to the LO2A Transaction Agreements, third parties may be responsible for, among other things, the development, regulatory filings, marketing and commercialization associated with the LO2A Technology. Similarly, the Wize Subsidiaries will use commercially reasonable efforts to comply (or, where applicable, cause its subsidiaries to comply) with the terms of the Resdevco Agreement and the BBG Exchange Agreement.

Section 4.03. Operations.

Subject to the terms of this Agreement, including Section 4.04 below, neither Wize nor the Wize Subsidiaries has any obligation to operate the LO2A Business in order to maximize any CVR Payment Amount; provided, that (A) the Wize Subsidiaries and Wize shall not, directly or indirectly, take (or omit to take) any actions in bad faith or for the principal purpose of avoiding or reducing the amount of CVR Payment Amounts payable under this Agreement or restricting their ability to pay the CVR Payment Amounts, and (B) for the sake of clarity, Wize may not take, or commit to take, any of the following actions without the prior written consent of the Holders’ Representative or the Majority of CVR Holders (i) sell, transfer, encumber or otherwise dispose any shares of Wize US or any other Wize Subsidiary, (ii) amend or modify the Resdevco Agreement, the BBG Exchange Agreement and/or the Acquisition Agreement, (iii) use its voting rights in Wize US to affect the amount of any LO2A Consideration, or (iv) use its ownership or voting rights in Wize US to circumvent or prevent Wize US from satisfying its obligations under this Agreement or the BBG Exchange Agreement.

Section 4.04. LO2A Investment.

The Wize Subsidiaries shall (and shall cause their Affiliates to) invest, at the request of the Holders’ Representative, in the development of the LO2A Technology, including (i) by continuing the conduct of clinical trials, applying for regulatory approvals and engaging advisors, and (ii) leasing space in Israel for such business, including all costs, capitalized costs and out of pocket expenses in connection with the same (the “Post-Closing LO2A Investment”); it being understood and agreed that any such Post-Closing LO2A Investment includes the license fees payable to Resdevco under the Resdevco Agreement.

Section 4.05 Books and Records.

The Wize Subsidiaries, and to the extent applicable, Wize shall make commercially reasonable efforts, and shall cause its subsidiaries to make commercially reasonable efforts to, keep true, complete and accurate records in sufficient detail to enable the Holders’ Representative and its representatives to determine the amounts payable hereunder.

Section 4.05. Assignments.

Except as expressly set forth in Sections 3.04 and 5.06, no party hereto may, in whole or in part, assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

Section 4.06. Maximum Post-Closing LO2A Investment and Transaction Expenses.

The Wize Subsidiaries shall, at the request and direction of the Holders’ Representative, spend or incur up to US$300,000 of Post-Closing LO2A Investment and any other Transaction Expenses; provided that, at the request of the Holders’ Representative, such amount shall not be limited to US$300,000 if (i) the Holders’ Representative shall (or shall cause others to) finance or commit to finance such excess on terms acceptable to Wize (not to be unreasonably withheld, provided that it shall be reasonable not to accept any terms that include recourse against Wize, other than Permitted Liabilities), or (ii) in the event that an LO2A Transaction Agreement is to be executed during the Transaction Term, to the extent that the proceeds payable under the LO2A Transaction Agreement will likely cover such excess, such as in case of contingent fees payable to financial advisors (and, in which case, such excess shall, for the sake of clarity, constitute Transaction Expenses), provided further that such amount is only incurred and not required to be paid out of pocket until the completion of the LO2A Transaction.

Section 4.06. Reimbursement of Transaction Expenses.

The Wize Subsidiaries, and to the extent applicable, Wize, shall be reimbursed (or shall reimburse itself) for all Transaction Expenses incurred thereby from the LO2A Consideration (or, in the case of the Post-Closing LO2A Investment of up to US$300,000, from its own resources); provided, however, that the Wize Subsidiaries and, to the extent applicable, Wize shall provide the Holders’ Representative with a report including all Transaction Expenses to be reimbursed or offset (with copies of invoices and reasonable explanation of the nature of each expense).

ARTICLE V.
THE HOLDERS’ REPRESENTATIVE

Section 5.01. Appointment of Holders’ Representative.

By accepting CVRs, the Holders hereby appoint, authorize and empower the Holders’ Representative to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement after the Effective Time, (ii) confirming the satisfaction of the Wize Subsidiaries’ and Wize’s obligations under this Agreement, (iii) negotiating any LO2A Transaction and LO2A Transaction Agreement (including any LO2A Advisor Agreements), (iv) negotiating any Resdevco/BBG Amendment, (v) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement, (vi) decision regarding termination of the Resdevco Agreement, (vii) using any of its other powers and authorities contemplated by this Agreement, including designation of directors to the boards of directors Wize Subsidiaries, and (viii) negotiating and entering into any amendment, modification or waiver to this Agreement in accordance with Article VII hereof.

Section 5.02. Authority.

The appointment of the Holders’ Representative by the Holders pursuant to Section 5.01 is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any Holder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. All decisions of the Holders’ Representative with respect to the transactions contemplated hereby (including those actions covered under Section 5.01 above) shall be final and binding on all Holders. Wize, the Wize Subsidiaries and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders’ Representative and any document executed by the Holders’ Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon. The Holders’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Holders’ Representative in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct on the part of the Holders’ Representative; it being understood, including for purposes of Sections 5.03 and 5.04 below, that any decision or act of the Holders’ Representative that is approved by the Majority of CVR Holders shall be prima facie evidence that the decision or act did not involve gross negligence or willful misconduct.

Section 5.03. Holders’ Representative Liability.

(a) The Holders’ Representative shall be authorized and protected and shall not have any liability for, or in respect of any actions taken, suffered or omitted to be taken by it in connection with this Agreement and the exercise and performance of its duties hereunder, except to the extent such liability is a result of the willful misconduct or gross negligence of the Holders’ Representative (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the Holders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(b) The Holders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Holders’ Representative.

(c) The Holders’ Representative may rely and shall be authorized and protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, power of attorney, endorsement, affidavit, letter or other paper or document believed by it to be genuine and to have been signed or presented by an officer of the proper party or parties or upon any written instructions or statements from the Wize Subsidiaries, the Company or the Rights Agent with respect to any matter relating to its acting as Holders’ Representative. The Holders’ Representative shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but as to which no notice was provided, and the Holders’ Representative shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

(d) Whenever the Holders’ Representative shall deem it necessary or desirable that any fact or matter be proved or established before taking, suffering or omitting any action hereunder, the Holders’ Representative may request and rely upon an Officer’s Certificate from the Company with respect to such fact or matter; and such certificate shall be full and complete authorization and protection to the Holders’ Representative and the Holders’ Representative shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Holders’ Representative shall be fully authorized and protected in relying upon the most recent instructions received from the Company. In the event the Holders’ Representative believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Holders’ Representative hereunder, the Holders’ Representative, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company, the Wize Subsidiaries or any other Person for refraining from taking such action, unless the Holders’ Representative receives written instructions from the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Holders’ Representative.

(e) The Holders’ Representative may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Holders’ Representative in respect of any action taken, suffered or omitted to be taken by it hereunder in reliance thereon in the absence of willful misconduct or gross negligence on the part of the Holders’ Representative (as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(f) The permissive rights of the Holders’ Representative to perform actions enumerated in this Agreement shall not be construed as a duty.

(g) The Holders’ Representative shall not be required to give any note or surety in respect of the execution of such powers or otherwise.

(h) The Holders’ Representative shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same.

(i) The Holders’ Representative shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof; nor shall it be responsible for any breach by the Wize Subsidiaries or the Company of any covenant or failure by the Wize Subsidiaries or the Company to satisfy conditions contained in this Agreement.

(j) The Holders’ Representative shall not be subject to, nor be required to comply with, or determine if any Person has complied with any other agreement between or among any of the Company, the Wize Subsidiaries, or any other parties hereto (unless the Holders’ Representative is a party thereto), even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(k) The Holders’ Representative may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Holders’ Representative shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, the Wize Subsidiaries, the Holders, the Rights Agent or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence in the selection and continued employment thereof (which gross negligence must be determined by a final, non-appealable judgment of a court of competent jurisdiction) and, in the event of arbitration or litigation in connection with the matters contemplated herein, the Holders’ Representative may, but shall not be obligated to, engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder.

(l) It is acknowledged by each of the parties hereto that the Company and the Wize Subsidiaries have retained Goldfarb Seligman & Co. (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof.  The parties hereby agree that, in the event that a dispute arises between the parties or any of their respective Affiliates and the Holders or the Holders’ Representative or any of its Affiliates, Sellers’ Counsel may represent the Holders and/or the Holders’ Representative in such dispute even though the interests of the Holders or the Holders’ Representative may be directly adverse to the Company or any of its Affiliates and even though Sellers’ Counsel may have represented the Company or its Affiliates in a matter substantially related to such dispute, and the Company and its Affiliates hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel. Each of the parties further agrees that, as to all pre-Effective Time communications among Sellers’ Counsel, any of the Company and its Affiliates, and any Holder or Holder’s Representative in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Holders’ Representative, and may be controlled by Holders’ Representative and shall not pass to or be claimed by Cosmos, the Company or any of their respective Affiliates.  The parties agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 5.03(l).

Section 5.04. Indemnification

(a) Wize agrees to indemnify and defend the Holders’ Representative (in this Section 5.04, including any of its family members, Affiliates, directors, executive officers, shareholders, successors and assigns) for, and hold the Holders’ Representative harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit, settlement, cost or expense (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel), incurred without willful misconduct or gross negligence on the part of the Holders’ Representative (the occurrence of each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Holders’ Representative in connection with the Holders’ Representative’s exercise or performance of its duties hereunder. For the avoidance of doubt, the Holders’ Representative shall not be deemed to act in willful misconduct or gross negligence or in breach of this Agreement if it acts in accordance with the written instructions received from the Majority CVR Holders (to the extent provided for herein) or at the written advice of counsel.

(b) Promptly (but in any event within seven (7) Business Days) after the receipt by the Holders’ Representative of written notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Holders’ Representative shall notify the Company thereof in writing; provided, however, that any failure to do so in a timely manner shall not limit any of the rights of the Holders’ Representative hereunder (except to the extent such failure materially prejudices the defense of such demand). The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.

(c) For the avoidance of doubt, it is hereby confirmed and agreed that the Company shall not settle any claim or proceeding in respect of this Agreement for which the Holders’ Representative is not fully indemnified by the Company under this Agreement without the prior written consent of the Holders’ Representative, which shall not be unreasonably withheld.

(d) For the purposes of this Section 5.04, the terms “expense” or “loss” means any amount paid or payable to satisfy any claim, demand, request, action, suit or proceeding settled with the written consent of the Holders’ Representative, and all reasonable costs and expenses, including, but not limited to, counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

(e) The provisions of Section 5.03 and this Section 5.04 shall survive the expiration of the CVRs, the termination of this Agreement, the payment of any distributions made pursuant to this Agreement, and the resignation, replacement or removal of the Holders’ Representative hereunder.

Section 5.05. Holders’ Representative Fees and Expenses.

The Company agrees to pay, or reimburse the Holders’ Representative promptly for, the Holders’ Representative’s out of pocket expenses reasonably incurred in connection with this Agreement and the services the Holders’ Representative provides, including any expense associated with exploring and negotiating any LO2A Transaction as well as all taxes and charges, reasonable out-of-pocket expenses and other charges of any kind and nature, including reasonable fees and expenses of counsel to Holders’ Representative (as well as the service fees agreed to below, as applicable) (“Holders’ Representative Fees and Expenses”). In addition, and without derogating from the other provisions of this Section 5.05, upon the Successor Holders’ Representative assuming the position of the Holders’ Representative, Holders’ Representative Fees and Expenses include reimbursement of the Holders’ Representative for all taxes and charges, reasonable out-of-pocket expenses and other charges of any kind and nature, including reasonable fees and expenses of the Holders’ Representative’s counsel and agent (other than taxes measured by the Holders’ Representative’s income), paid or incurred by the Holders’ Representative in connection with the discharging of the Holders’ Representative’s duties under this Agreement. The parties agree that the Company (i) shall not pay the initial Holders’ Representative any fees for its services hereunder (other than, for the sake of clarity, reimbursement of expenses as set forth above), and (ii) in case any Successor Holders’ Representative is appointed, it shall pay a Successor Holders’ Representative a fee that shall not exceed the customary fees payable for such services at such time.

Section 5.06. Successor Holders’ Representative.

(a) The Holders’ Representative and any successor Holders’ Representative may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company, specifying a date when such resignation shall take effect, which notice shall be sent at least 21 days before the date so specified.

(b) The Holders’ Representative (and any successor thereof) may be removed for any reason or no reason by approval of a Majority of CVR Holders, but only with the consent of Wize, which will not be unreasonably withheld.

(c) In the event that the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, a Majority of CVR Holders shall be authorized, with the consent of Wize, which will not be unreasonably withheld, to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holders’ Representative for all purposes of this Agreement; provided however that if the initial Holders’ Representative named herein resigns, then the successor Holders’ Representative replacing the initial Holders’ Representative named herein may be selected by the initial Holders’ Representative without approval of the Majority of CVR Holders.

(d) The newly-appointed Holders’ Representative shall notify Wize and the Rights Agent in writing of his or her appointment, provide evidence that a Majority of CVR Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. Wize, the Wize Subsidiaries and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holders’ Representative as set forth in such written notice. In the event that within 21 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position and no successor Holders’ Representative has been so selected, Wize shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not Wize or any Affiliate of Wize) that such Person is the successor Holders’ Representative, and such person shall be the successor Holders’ Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not Wize or any Affiliate of Wize) that such next-largest-quantity Person is the successor Holders’ Representative, and such next-largest-quantity Person shall be the successor Holders’ Representative hereunder. The Holders are intended third party beneficiaries of this Section 5.06. If a successor Holders’ Representative is not appointed pursuant to the preceding procedure within sixty (60) days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, Wize shall appoint a successor Holders’ Representative.

ARTICLE VI.
ADDITIONAL UNDERTAKINGS

Section 6.01. Availability of Information.

The Company will (i) subject to Section 8.14, provide to the Rights Agent and the Holders’ Representative (as the case may be), all information in connection with this Agreement, the LO2A Transaction and the CVRs that such person may reasonably request, and (ii) in the case of any LO2A Transaction, shall publish by way of a press release and/or Form 8-K, the key details thereof.

 Section 6.02. Consolidation, Merger, Sale or Conveyance.

Without derogating from the covenants set forth in Section 2.04 and Sections 4.02 to 4.04, in the event that the Wize Subsidiaries or the Company shall consolidate with or merge into any other Person or convey, transfer or lease any or all of its properties and assets that relate to LO2A Technology, the Wize Subsidiaries, or to the extent applicable, the Company shall cause the Person formed by such consolidation or into which the Wize Subsidiaries, or to the extent applicable, the Company is merged or the Person that acquires by conveyance or transfer, or that leases, such properties and assets of the Company (the “Surviving Person”) to assume the obligations of the Wize Subsidiaries, or to the extent applicable, the Company under this Agreement and shall deliver to the Rights Agent written confirmation of the Company and Person that the requirement of this Section 6.2 has been met. It is hereby agreed, however, that if an LO2A Transaction involves the sale of the shares of (i) Wize US, then Wize US and Ocuwize shall be automatically released from any and all of their rights and obligations hereunder, or (ii) OcuWize, then Ocuwize shall be automatically released from any and all of its rights and obligations hereunder.

Section 6.03. Successor Substituted.

Upon any consolidation of or merger by the Wize Subsidiaries, or to the extent applicable, the Company with or into any other Person, or any conveyance, transfer or lease of properties and assets in accordance with Section 6.02, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Wize Subsidiaries, or to the extent applicable, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Wize Subsidiaries, or to the extent applicable, the Company herein, and thereafter the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII.
AMENDMENTS

Section 7.01. Amendments Without Consent.

(a) Without the consent of the Majority of CVR Holders or the Holders’ Representative, the Company, at any time and from time to time, may enter into one or more amendments hereto, solely for the following purposes (provided that any amendment effected prior to the Effective Time shall also require the written consent of Cosmos):

(i)   to evidence the succession of another Person to the Wize Subsidiaries or the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.02;

(ii) to evidence the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein;

(iii) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided, that such provisions shall not adversely affect the interests of the Holders and/or to the interests of the Holders’ Representative; or

(v) to add to the covenants of the Company or the Wize Subsidiaries such further covenants, restrictions, conditions or provisions as the Board shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders and/or to the interests of the Holders’ Representative.

(b) Any such amendment shall be fully valid even if such amendment is signed only by the Company and the Rights Agent.

(c) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 7.01, the Company shall so notify the Holders’ Representative in writing.

Section 7.02. Amendments with Consent.

(a) Subject to Section 7.01 (which amendments pursuant to Section 7.01 may be made without the consent of the Holders or the Holders’ Representative), with the written consent of the Holders’ Representative, and subject to the receipt of the approval of a Majority of CVR Holders, the Company and the Rights Agent (and, prior to the Effective Time, Cosmos), may enter into one or more amendments hereto (and, for the sake of clarity, the parties hereby agree that any amendment to the Acquisition Agreement, if made following the Effective Time, shall be deemed as an amendment to this Agreement) for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders and/or to the interests of the Holders’ Representative. Any such amendment shall be fully valid even if such amendment is signed only by the Company and the Rights Agent (and, prior to the Effective Time, Cosmos), provided, the Holders’ Representative and a Majority of CVR Holders have consented thereto in writing. Notwithstanding the foregoing, the approval of the Majority of CVR Holders shall not be required if (i) the amendment is approved by the written consent of the Holders’ Representative and (ii) such amendment, as approved by the Holders’ Representative, does not adversely effect the rights of any Holder in any material respect and does not otherwise treat any Holder disproportionately and adversely in any respect from all other Holders.

(b) Promptly after the execution by the Company and the Rights Agent (and, prior to the Effective Time, Cosmos) of any amendment pursuant to the provisions of this Section 7.02, the Company shall either (i) mail a notice thereof by first-class mail to the Holders at their respective addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment, or (ii) publish a notice thereof by way of a press release and/or filing a Form 8-K, setting forth in general terms the substance of such amendment.

Section 7.03. Execution of Amendments.

Before executing any amendment permitted by this Article VII, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants, immunities, obligations or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

Section 7.04. Effect of Amendments.

Upon the execution of any amendment under this Article VII, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and the Holders’ Representative and to the extent valid and binding under applicable law every Holder shall be bound thereby.

ARTICLE VIII.
OTHER PROVISIONS OF GENERAL APPLICATION

Section 8.01. Termination.

This Agreement and all CVRs shall terminate automatically and without any action on the part of the Company, the Wize Subsidiaries, any Holder, the Holders’ Representative, the Rights Agent or any other Person on the earlier of (i) the Program Termination Date; (ii) 180 days following the Last CVR Entitlement Date (as such period may be extended, in the event of the delivery of a Notice of Objection, until the final determination thereof in accordance with this Agreement, including, if applicable, the fulfillment of any payment or other obligation required pursuant to such final determination); and (iii) if the Acquisition Agreement is validly terminated in accordance with its terms following the date hereof (such earlier date, the “Termination Date”), and neither this Agreement nor any CVR shall be of any force or effect thereafter, and the Company shall have no liability hereunder or thereunder, other than with respect to (i) the Wize Subsidiaries, or to the extent applicable, the Company’s obligation to pay any CVR Payment Amount due and owing to the Holders in accordance with the terms of this Agreement as of the Termination Date; (ii) the Company’s obligation to pay any amount due and owing by the Company to the Rights Agent or the Holders’ Representative under this Agreement as of the Termination Date); (iii) any obligation or liability arising from any prior breach by the Wize Subsidiaries, or to the extent applicable, the Company of any provision of this Agreement; provided that Sections 3.03(g), 3.03(h), 5.03, 5.04, and this Article VIII shall survive any termination or expiration of this Agreement and shall remain fully effective and enforceable thereafter.

Section 8.02. Notices to the Rights Agent, the Company, Cosmos and/or the Holders’ Representative.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to the Rights Agent, the Company, the Wize Subsidiaries, Cosmos and/or the Holders’ Representative shall be sufficient for every purpose hereunder if in writing and delivered personally, sent by email, sent by certified or registered mail (return receipt requested), sent by first-class mail, postage prepaid or sent by a nationally recognized overnight courier (with proof of service), addressed as set forth in Schedule 2, and shall be deemed to have been given upon receipt (with confirmation of receipt, if by email).

Section 8.03. Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 8.04. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.05. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and permitted assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and permitted assigns; provided, that the Holders shall have no rights or remedies hereunder except as expressly set forth herein.

Section 8.06. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law principals, whether of the State of Delaware or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware. In any action or suit among any of the Company, the Wize Subsidiaries, Cosmos, the Rights Agent, the Holders’ Representative and the Holders arising out of or relating to this Agreement: (a) each of the Company, the Wize Subsidiaries, the Rights Agent, the Holders’ Representative and, to the extent valid and binding under applicable law, Holders irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in such state court, then, none of the Company, the Wize Subsidiaries, the Rights Agent, Cosmos, the Holders’ Representative and, to the extent valid and binding under applicable law, the Holders shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Company, the Wize Subsidiaries, the Rights Agent, Cosmos, the Holders’ Representative or, to the extent valid and binding under applicable law, the Holders irrevocably waives the right to trial by jury.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.06(b) .

Section 8.07. Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 8.08. Fund.

All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of the services contemplated hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Holders and the Wize Subsidiaries, or to the extent applicable, the Company deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Holders and the Wize Subsidiaries, or to the extent applicable, the Company. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of (i) Citi Bank or (ii) other commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds, including any losses resulting from a default by any bank, financial institution or other third party, that may result from any deposit made by the Rights Agent in accordance with this paragraph. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Company, the Wize Subsidiaries, any Holder or any other party.

Section 8.09. Severability Clause.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Company, the Wize Subsidiaries, the Holders’ Representative, the Rights Agent and, prior to the Effective Time, Cosmos, agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the preceding sentence, the Company, the Wize Subsidiaries, the Holders’ Representative, the Rights Agent and, prior to the Effective Time, Cosmos agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision; provided, however, that if such term or provision, whether modified by the court or the agreement of the or the other parties hereto, shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent (in its sole discretion), the Rights Agent shall be entitled to resign immediately upon written notice to the Company and the Holders’ Representative.

Section 8.10. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by electronic transmission, including in PDF format, shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.11. Entire Agreement.

As it relates to the Rights Agent, this Agreement and the schedules and exhibits attached hereto represents the entire understanding of the parties hereto regarding the CVRs and the other transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs. As it relates to the Company, the Wize Subsidiaries, Cosmos, the Holders’ Representative and the Holders, this Agreement represents the entire understanding of the Company, the Wize Subsidiaries, Cosmos, the Holders’ Representative and the Holders, regarding the CVRs and the other transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Acquisition Agreement, this Agreement shall govern and be controlling.

Section 8.12. Other Remedies; Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon the Company, the Wize Subsidiaries, the Rights Agent, the Holders’ Representative, Cosmos and the Holders will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any of them, and the exercise by the Company, the Wize Subsidiaries, the Rights Agent, the Holders’ Representative, Cosmos or the Holders of any one remedy will not preclude the exercise of any other remedy. The Company, the Wize Subsidiaries, the Holders’ Representative, Cosmos and the Holders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, the Wize Subsidiaries, the Holders’ Representative, Cosmos and the Holders (acting through the Holders’ Representative or by consent of the Majority of CVR Holders) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, the State of Israel or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Company, the Wize Subsidiaries, the Holders’ Representative, Cosmos and the Holders waives any bond, surety or other security that might be required of any other with respect thereto.

Section 8.13.  No Fiduciary Obligations.

Each party acknowledges and agrees (and the Holders are deemed to agree) that the Holders’ Representative does not owe any fiduciary duties to either party or any of the Holders.

Section 8.14.  Confidentiality.

The parties hereto agree that all books, records, information and data pertaining to the business of the Rights Agent, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services provided hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except (i) as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), (ii) as may be required by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in each case including the rules and regulations promulgated thereunder, (iii) as may be required by the rules and regulations of any national securities exchange or over the counter market on which any of the Company’s securities are then listed or admitted for trading or (iv) with the prior written consent of the Rights Agent (not to be unreasonably withheld).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WIZE PHARMA, INC.	Cosmos Capital Limited

By:	By:
Name:	Name:
Title:	Title:

[●], as Rights Agent

By:
Name:
Title:

[●], as Holders’ Representative

By:
Name:
Title:

Wize [ ], Inc.

By:
Name:
Title:

OcuWize Ltd.

By:
Name:
Title:

Schedule 1

Rights Agent Fees and Expenses

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Schedule 2

Address for Notices

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]

Schedule 3

Authorized Representatives

[Omitted. The registrant agrees to furnish supplementally a copy of such omitted appendix to the U.S. Securities and Exchange Commission upon request.]